News Release

Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5.00 p.m. July 27, 2005
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 866-248-4344
No. 15
SUNOCO LOGISTICS PARTNERS L.P. REPORTS SECOND QUARTER RESULTS
AND DECLARES INCREASED SECOND QUARTER DISTRIBUTION
OF $0.6375 PER COMMON AND SUBORDINATED UNIT
          PHILADELPHIA, July 27, 2005 — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the second quarter ended June 30, 2005 of $17.8 million, or $0.68 per limited partner unit on a diluted basis, compared with $17.0 million for the second quarter of 2004, or $0.67 per limited partner unit on a diluted basis. For the six months ended June 30, 2005, net income was $33.1 million compared with $30.0 million for six months ended June 30, 2004.
          Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the second quarter 2005 of $0.6375 per common and subordinated partnership unit ($2.55 annualized) payable August 12, 2005 to unitholders of record on August 8, 2005, an increase of $0.0125 per partnership unit on a quarterly basis ($0.05 annualized increase).
          “We are pleased to announce a 2.0% increase in the distribution to our unitholders, representing the eighth distribution increase in the past nine quarters”, said Deborah M. Fretz, President and Chief Executive Officer. “Our base business continues to have strong operating results based on this quarter’s performance of the Terminal Facilities as well as the Western Pipeline System. We also anticipate closing on the $100 million purchase of a Texas crude oil pipeline system within the next thirty days.”
          Net income for the second quarter 2005 was $17.8 million, a $0.8 million increase from net income of $17.0 million for the second quarter 2004. The quarter over quarter increase was due mainly to higher pipeline volumes and lower pipeline operating costs in the Western pipeline system and higher Terminal Facilities results, partially offset by lower Eastern Pipeline System results and Western Pipeline System lease acquisition margins.
          Net income for the six months ended June 30, 2005 was $33.1 million, a $3.1 million increase from net income of $30.0 million for the first half of 2004. The increase was due mainly to the operating results of the 2004 acquisitions, higher Terminal Facilities results and higher pipeline volumes and lower pipeline operating costs in the Western pipeline system, partially offset by lower Western Pipeline System lease acquisition margins.

Segmented Second Quarter Results
Eastern Pipeline System
          Operating income for the Eastern Pipeline System decreased $0.8 million to $8.2 million for the second quarter 2005 from $8.9 million for the second quarter 2004. This decrease was primarily the result of a $0.9 million decrease in sales and other operating revenue and $0.4 million decrease in other income, partially offset by a $0.3 million decrease in operating expenses. Sales and other operating revenue decreased from $24.3 million for the prior year’s quarter to $23.4 million for the second quarter 2005 mainly due to a decrease in total shipments partially offset by higher revenue per barrel mile. The decrease in shipments was principally the result of lower throughput on the Marysville to Toledo crude oil pipeline caused by production issues at two third-party Canadian synthetic crude oil plants as a result of fire damage, partially offset by higher volumes on the Harbor pipeline due to the acquisition of an additional one-third interest in late June 2004. Management expects lower crude oil throughput on the Marysville to Toledo crude oil pipeline through the third quarter of 2005 due to the continued reduced production at one of the third-party facilities. Other income decreased to $3.2 million for the second quarter 2005 from $3.6 million for the prior year’s quarter due primarily to a decrease in joint venture equity income. Operating expenses decreased from $11.4 million in the second quarter 2004, to $11.1 million for the second quarter 2005 due mainly to the timing of scheduled maintenance activity.
Terminal Facilities
          The Terminal Facilities business segment had operating income of $9.3 million for the second quarter 2005, an increase of $0.2 million from $9.1 million for the prior year’s second quarter. Total revenues increased $1.1 million from the prior year’s second quarter to $27.9 million for the second quarter 2005 due primarily to the purchase of two refined product terminals located in Baltimore, Maryland and Manassas, Virginia in late April 2004, and the acquisition of a refined product terminal located in Columbus, Ohio in November 2004. Operating expenses increased $1.3 million from the prior year’s second quarter to $11.8 million for the second quarter 2005 due principally to the acquired assets.
Western Pipeline System
          Operating income for the Western Pipeline System increased $1.6 million to $5.7 million for the second quarter 2005 from $4.1 million for the second quarter 2004. The increase was primarily the result of higher crude oil pipeline throughput volumes, lower pipeline operating expenses, and higher other income partially offset by lower lease acquisition margins. The increase in pipeline volumes was due mainly to higher throughput on the Nederland to Longview, Texas pipeline. Other income increased to $0.9 million in the second quarter 2005, compared to $0.2 million in the second quarter 2004, due to higher equity income from the ownership in the West Texas Gulf pipeline. Total revenues and cost of products sold and operating expenses increased in the second quarter 2005 compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $53.13 per barrel for the second quarter 2005 from $38.34 per barrel for the second quarter 2004.

Segmented Six Month Results
Eastern Pipeline System
          Operating income for the Eastern Pipeline System for the six months ended June 30, 2005 and 2004 was unchanged at $16.9 million. Sales and other operating revenue remained relatively constant over this period due to a decrease in total shipments, offset by higher revenue per barrel mile. The decrease in shipments was principally the result of lower throughput on the Marysville to Toledo crude oil pipeline due mainly to the production issues previously discussed, partially offset by higher volumes, due to the second quarter 2004 Harbor pipeline acquisition. Other income increased to $6.3 million for the first half of 2005 from $6.0 million for the prior year’s corresponding period due primarily to an increase in joint venture equity income. Operating expenses increased from $21.4 million in the first half 2004, to $21.7 million for the first half of 2005 due mainly to the timing of scheduled maintenance activity.
Terminal Facilities
          The Terminal Facilities business segment had operating income of $18.8 million for the six months ended June 30, 2005, an increase of $2.5 million from $16.3 million for the prior year’s corresponding period. Total revenues increased $5.7 million from the prior year’s first half to $55.8 million for the first half of 2005 due primarily to the acquisition of the Eagle Point logistics assets in March 2004 and other acquisitions previously discussed. Operating expenses increased $2.7 million from the prior year’s first half to $22.8 million for the first half of 2005 due principally to the acquired assets.
Western Pipeline System
          Operating income for the Western Pipeline System increased $1.3 million to $8.0 million for the six months ended June 30, 2005 from $6.8 million for the corresponding prior year period. The increase was primarily the result of higher crude oil pipeline volumes and lower pipeline operating expenses, partially offset by lower lease acquisition margins. The increase in pipeline volumes was due mainly to higher throughput on the Nederland to Longview, Texas pipeline. Total revenues and cost of products sold and operating expenses increased in the first half of 2005 compared with the prior year’s first half due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $51.53 per barrel for the first half of 2005 from $36.75 per barrel for the first half of 2004.
Other Analysis
Financing Costs
          Net interest expense increased $0.2 million for the second quarter 2005 and $0.7 million for the six months ended June 30, 2005, compared to the prior year’s respective periods, primarily due to higher interest rates on our revolving credit facility. Total debt outstanding at June 30, 2005 of $313.4 million consists of $248.9 million of the Senior Notes and $64.5 million of borrowings under the Partnership’s credit facility.

Capital Expenditures
          Maintenance capital expenditures increased $0.6 million to $6.0 million for the second quarter 2005 and increased $2.0 million to $10.9 million for the six months ended June 30, 2005 due primarily to the differences in timing of scheduled maintenance activity between the periods. Management anticipates maintenance capital expenditures, excluding reimbursable amounts under agreements discussed below, to be approximately $27.5 million for the year ended December 31, 2005. A decrease in the 2005 expenditures, caused by a reallocation of the Partnership’s maintenance capital expenditure program from non pipeline integrity, to reimbursable pipeline integrity management expenditures, will be offset by an increase of approximately $4 million in capital expenditures associated with the Partnerships’ Western Pipeline System headquarters move, from Tulsa to Houston, expected in early 2006.
          Expansion capital expenditures decreased by $19.8 million to $4.1 million for the second quarter 2005 due primarily to the acquisition of two refined product terminals for $12.0 million in April 2004, and the $7.3 million acquisition of the Harbor pipeline in June 2004. Expansion capital expenditures decreased by $37.0 million to $7.0 million for the six months ended June 30, 2005 due primarily to the acquisitions previously mentioned and the $20.0 million acquisition of the Eagle Point logistics assets in March 2004.
Reimbursements Under Agreements with Sunoco
          Under agreements with Sunoco, the Partnership received reimbursement of $0.5 million and $1.2 million for the second quarter 2005 and 2004, respectively, and $0.9 million and $1.2 million for the six months ended June 30, 2005 and 2004, respectively, for certain maintenance capital expenditures and operating expenses associated with improvements to certain assets incurred during the period. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Income Statement
Sales and other operating revenue	$1,080,445	$816,980	$2,092,294	$1,561,887
Other income	4,089	3,708	7,716	6,877

Total Revenues	1,084,534	820,688	2,100,010	1,568,764

Cost of products sold and operating expenses	1,041,388	778,155	2,016,299	1,488,847
Depreciation and amortization	7,493	7,769	15,615	15,308
Selling, general and administrative expenses	12,507	12,637	24,424	24,696

Total costs and expenses	1,061,388	798,561	2,056,338	1,528,851

Operating income	23,146	22,127	43,672	39,913
Net interest expense	5,352	5,153	10,580	9,928

Net Income	$17,794	$16,974	$33,092	$29,985

Calculation of Limited Partners’ interest:
Net Income	$17,794	$16,974	$33,092	$29,985
Less: General Partner’s interest	(1,156)	(762)	(2,078)	(1,257)

Limited Partners’ interest in Net Income	$16,638	$16,212	$31,014	$28,728

Net Income per Limited Partner unit
Basic	$0.69	$0.68	$1.29	$1.23

Diluted	$0.68	$0.67	$1.28	$1.22

Weighted average Limited Partners’ units outstanding:
Basic	24,144,043	23,908,496	24,116,585	23,340,145

Diluted	24,303,921	24,139,933	24,295,440	23,557,625

Capital Expenditure Data:
Maintenance capital expenditures	$6,003	$5,452	$10,904	$8,868
Expansion capital expenditures	4,086	23,868	7,026	44,038

Total	$10,089	$29,320	$17,930	$52,906

	June 30, 2005	Dec. 31, 2004
Balance Sheet Data (at period end):
Cash and cash equivalents	$45,212	$52,660
Total Debt	313,389	313,305
Total Partners’ Capital	461,484	460,594

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Eastern Pipeline System:
Sales and other operating revenue	$23,441	$24,292	$46,945	$47,016
Other income	3,179	3,556	6,250	6,036

Total Revenues	26,620	27,848	53,195	53,052

Operating expenses	11,119	11,424	21,736	21,388
Depreciation and amortization	2,607	2,698	5,206	5,398
Selling, general and administrative expenses	4,740	4,820	9,399	9,389

Operating Income	$8,154	$8,906	$16,854	$16,877

Terminal Facilities:
Total Revenues	27,886	26,744	55,814	50,114

Operating expenses	11,751	10,488	22,790	20,094
Depreciation and amortization	3,431	3,686	7,515	7,139
Selling, general and administrative expenses	3,454	3,472	6,722	6,601

Operating Income	$9,250	$9,098	$18,787	$16,280

Western Pipeline System:
Sales and other operating revenue	$1,029,118	$765,944	$1,989,536	$1,464,757
Other income	910	152	1,465	841

Total Revenues	1,030,028	766,096	1,991,001	1,465,598

Cost of products sold and operating expenses	1,018,518	756,243	1,971,773	1,447,365
Depreciation and amortization	1,455	1,385	2,894	2,771
Selling, general and administrative expenses	4,313	4,345	8,303	8,706

Operating Income	$5,742	$4,123	$8,031	$6,756

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2005	2004	2005	2004
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	55,429,896	59,047,378	55,514,812	56,977,850
Revenue per barrel mile (cents)	0.465	0.452	0.467	0.453

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	383,286	335,571	389,619	308,181
Nederland terminal	452,571	490,637	472,133	490,473
Refinery terminals (3)	709,023	693,978	699,459	689,789

Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	320,243	301,399	319,113	299,958
Crude oil purchases at wellhead (bpd)	191,820	187,445	193,325	188,065
Gross margin per barrel of pipeline throughput (cents) (4)	31.4	30.3	25.7	26.8

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
          An investor call with management regarding our second-quarter results is scheduled for Thursday morning, July 28 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 7700227”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
          Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#7700227.

          Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,450 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
          NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s March 31, 2005 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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